UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2006

CuraGen Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-23223	06-1331400
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

322 East Main Street

Branford, CT 06405

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 481-1104

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On January 31, 2006, the Company’s management and the Audit Committee of its Board of Directors concluded that the Company’s unaudited financial statements for the quarterly period ended September 30, 2005 should no longer be relied upon because collaboration revenue in that period was incorrectly overstated in the Consolidated Statements of Operations.

The Company’s Audit Committee has discussed the matters disclosed in this Form 8-K with the Company’s current independent registered public accounting firm, Deloitte & Touche LLP.

Collaboration revenue was overstated as it related to timing of milestone revenue recognized under the Company’s License, Supply and Distribution Agreement dated May 11, 2005 between 454 Life Sciences Corporation, the Company’s majority-owned subsidiary, and F. Hoffman-La Roche Ltd. The milestone payments are being deferred and amortized into revenue on a straight line basis from the effective date of the agreement through the end of the agreement term. In conjunction with the preparation of the Company’s audited financial statements for fiscal 2005, the Company determined that the effective date of the agreement should be the date of the commercial launch of the products to be sold under the Agreement, October 3, 2005, rather than the date the agreement was executed, May 11, 2005. As a result of this determination, collaboration revenues originally recorded under this agreement in the Company’s third quarter 2005 Form 10-Q totaling approximately $546,000 will be adjusted by way of an amended third quarter 2005 Form 10-Q filing. The Company plans to file the applicable restated financial statements as soon as practicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CURAGEN CORPORATION (Registrant)

Date: March 9, 2006	By:	/S/ DAVID M. WURZER
Name: David M. Wurzer Title: Executive Vice President and Chief Financial Officer